Exhibit 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP REPORTS INCREASED EARNINGS FOR THE FIRST

QUARTER OF 2006

SEMINOLE, Florida - April 27, 2006 – Michael Benstock, Chief Executive Officer of Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2006, net earnings were $552,226 or $.08 per share (diluted) compared to 2005 first quarter earnings of $139,443 or $.02 per share (diluted). Net sales for the 2006 first quarter were $31,136,543 compared with 2005 first quarter sales of $31,857,089.

In making the earnings announcement, Mr. Benstock stated: “We were very pleased to see the increased earnings in the current quarter. The Company adopted Statement of Financial Accounting Standards No. 123 (R) Share-Based Payment effective January 1, 2006. As a result, the Company recognized a $339,000 pre-tax expense for stock options and share-based awards issued to employees in the first quarter of 2006. Without this charge, the Company would have earned $.12 per share (diluted) in the first quarter of 2006. If the Company had adopted this standard in 2005, the first quarter 2005 loss would have been ($.06) per share (diluted) in comparison with $.08 per share (diluted) earned in the first quarter 2006. This increase in earnings is attributed to significant cost savings measures that we instituted in 2005. We are seeing significant savings from the consolidation of the vast majority of our distribution operations into our central warehouse facility in Eudora, Arkansas. We were able to reduce selling and administrative expenses by approximately $947,000, despite the $339,000 expense recognized for options and share-based payments, as discussed above. Additionally, the first

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quarter of 2005 included approximately $375,000 in increased overtime to process orders during the implementation of the Company’s new Warehouse Management System. This system is now operating effectively and is partially responsible for the cost savings discussed above. We are seeing increased opportunities from our target markets in hospitality, healthcare and government services and we are rolling out several major accounts in these markets in the second quarter. Our balance sheet remains very strong, as we have generated in excess of $5.3 million in cash from operations in the current quarter, as compared to net cash used in operations of approximately $400,000 in the prior year first quarter. We finished the quarter with over $10 million in cash on hand. We remain committed to the outstanding share repurchase program and have reacquired approximately 167,000 shares of our common stock in the first quarter of 2006.

“The Company is being recognized in the uniform marketplace and recently captured the most awards at the ‘Image of the Year’ Ceremony for the National Association of Uniform Manufacturers and Distributors (NAUMD) at their 73rd Annual Convention held recently in Las Vegas. We took home two ‘Image of the Year’ awards for our national apparel programs for Holiday Inn® Hotels & Resorts and Allied Barton Security Services. We also received an ‘Outstanding Achievement’ award for our Northwestern Memorial Hospital (Chicago) medical uniform program. We have spent the last several years building a very strong foundation in our marketing, sales and distribution capabilities. Our current focus is on business process improvements in our customer care areas with major initiatives including Customer First programs designed to improve the customer experience for all of our customers. We are gratified with the results we achieved in the first quarter of 2006. However, we expect even better results for the balance of 2006 and beyond.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Transportation, Cleanroom, Corporate Identity and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

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Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2006	2005
Net sales	$31,136,543	$31,857,089

Costs and expenses:
Cost of goods sold	21,031,410	21,515,614
Selling and administrative expenses	9,032,825	9,980,168
Interest expense	120,082	141,864

	30,184,317	31,637,646

Earnings before taxes on income	952,226	219,443
Taxes on income	400,000	80,000

Net earnings	$552,226	$139,443

Basic net earnings per common share	$0.08	$0.02

Diluted net earnings per common share	$0.08	$0.02

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,107,484	$151,821
Accounts receivable and other current assets	27,676,739	31,408,467
Inventories	35,412,630	47,714,968

TOTAL CURRENT ASSETS	73,196,853	79,275,256

PROPERTY, PLANT AND EQUIPMENT, NET	17,266,675	21,725,009
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	1,190,794	1,428,952
OTHER ASSETS	2,809,800	7,425,615

	$96,081,533	$111,472,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,794,405	$10,824,894
Accrued expenses	3,375,485	4,097,143
Current portion of long-term debt	1,706,013	1,945,386

TOTAL CURRENT LIABILITIES	11,875,903	16,867,423

LONG-TERM DEBT	3,295,769	7,298,781
DEFERRED INCOME TAXES	800,000	855,000
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)	—	—
Common stock, $.001 par value - authorized 50,000,000 shares; issued and outstanding 7,091,214, and 7,450,937, respectively	7,091	7,451
Additional paid-in capital	15,713,180	15,396,596
Retained earnings	64,447,590	71,259,992
Cumulative Comprehensive Income (Loss)	(58,000)	(213,000)

TOTAL SHAREHOLDERS’ EQUITY	80,109,861	86,451,039

	$96,081,533	$111,472,243